EXHIBIT 5.1

[Jones Day Letterhead]

January 29, 2007

SunPower Corporation

3939 North First Street

San Jose, California 59134

Re:	Registration Statement on Form S-3 Filed by SunPower Corporation

Ladies and Gentlemen:

We have acted as counsel for SunPower Corporation, a Delaware corporation (the “Company”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, by the Company of: (i) shares of class A common stock, $0.001 par value per share, of the Company (the “Class A Common Stock”); (ii) shares of preferred stock, $0.001 par value per share, of the Company (the “Preferred Stock”), in one or more series, certain of which may be convertible into or exchangeable for Class A Common Stock or issuable upon exercise of a warrant to purchase Preferred Stock; (iii) debt securities of the Company (the “Debt Securities”), in one or more series, certain of which may be convertible into or exchangeable for Class A Common Stock or issuable upon exercise of a warrant to purchase Debt Securities; and (iv) warrants to purchase any combination of Class A Common Stock, Debt Securities, Preferred Stock as shall be designated by the Company at the time of offering (the “Warrants”), in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Class A Common Stock, the Debt Securities, the Preferred Stock and the Warrants are collectively referred to herein as the “Securities” and each, a “Security.” The Securities may be issued from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The shares of Class A Common Stock, upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof as the Company’s Board of Directors (the “Board”) (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

2.	The shares of Preferred Stock, upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof as the

SunPower Corporation

January 29, 2007

Board (or a duly authorized committee thereof) may determine, will be validly issued, fully paid and nonassessable.

3.	The Debt Securities, upon receipt by the Company of such lawful consideration therefor as the Board (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

4.	The Warrants, upon receipt by the Company of such lawful consideration therefor as the Board (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities will have been established in accordance with authorizing resolutions duly adopted by the Board (or a duly authorized committee thereof), the Company’s Restated Certificate of Incorporation (the “Certificate”) and applicable law; (iv) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and the Securities, including any Securities issuable upon conversion, exchange, or exercise of any other Security, will have been duly authorized and reserved for issuance, in each case within the limits of the then remaining authorized but unreserved and unissued amounts of such Class A Common Stock or Preferred Stock, as applicable; (v) the resolutions authorizing the Company to issue, offer and sell the Securities will have been duly adopted by the Board (or a duly authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; (vi) all Securities will be issued in compliance with applicable federal and state securities laws; and (vii) any Indenture and Warrant Agreement (each as defined below) will be governed by and construed in accordance with the laws of the State of New York.

With respect to any Securities consisting of any series of Debt Securities, we have further assumed that: (i) such Debt Securities will have been issued pursuant to an indenture that has been duly executed and delivered by the Company and the applicable trustee in a form approved by us (the “Indenture”), and the Indenture will have been qualified under the Trust Indenture Act of 1939; (ii) all terms of such Debt Securities not provided for in the applicable Indenture will have been established in accordance with the provisions of the applicable Indenture and reflected in appropriate documentation approved by us and, if applicable, duly executed and delivered by the Company and the applicable trustee; and (iii) such Debt Securities will be duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture.

SunPower Corporation

January 29, 2007

With respect to any Securities consisting of Preferred Stock, we have further assumed that the Company will issue and deliver the shares of Preferred Stock being issued and delivered after the filing with the Secretary of State of the State of Delaware of a certificate of amendment to the Certificate, approved by us, establishing the designations, preferences and rights of the class or series of the Preferred Stock being issued and delivered.

With respect to any Securities consisting of Warrants, we have assumed that: (i) the warrant agreement, in a form approved by us, relating to the Warrants (the “Warrant Agreement”) to be entered into between the Company and an entity selected by the Company to act as the warrant agent will have been duly authorized, executed and delivered by the Company, and (ii) the Warrants will be duly authorized, executed and delivered by the Company and the warrant agent in accordance with the provisions of the Warrant Agreement.

The opinions set forth in paragraphs 3 and 4 are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights generally, or by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the federal securities laws of the United States of America and the laws of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other laws of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day